Exhibit (e)(6)

CISCO SYSTEMS, INC.

EMPLOYMENT AGREEMENT

KEY EMPLOYEE

(U.S. EMPLOYEES)

March 15, 2007

Subrah Iyar

Dear Subrah:

As you know, Cisco Systems, Inc., a California corporation (“Cisco”), is acquiring (the “Acquisition”) your employer, WebEx Communications, Inc., a Delaware corporation (“WebEx” or the “Company”), pursuant to the Agreement and Plan of Merger dated on or about March 15, 2007 (the “Merger Agreement”) by and among Cisco, Wonder Acquisition Corp., a wholly-owned acquisition subsidiary of Cisco, and the Company. It is a material inducement and condition to Cisco’s execution and delivery of the Merger Agreement and its willingness to complete the acquisition that you enter into this employment agreement. This agreement becomes effective upon the closing of the Acquisition (the “Closing Date”). If you accept this offer, and the contingencies of this offer are satisfied, on the Closing Date you will become an employee of Cisco or if Cisco elects to operate Company as a separate subsidiary, an employee of that subsidiary (whichever case applies, the “Cisco Employer”), on the following terms.

Your Position

You will initially have the title of Vice President, Grade 200, reporting to Charles Giancarlo. The Cisco Employer may, from time to time, at its sole discretion, change your title, grade, duties and the person to whom you report. The Cisco Employer shall make reasonable efforts to not decrease your title set forth herein during your employment. Notwithstanding the foregoing, only a reduction in grade shall be subject to the definition of Good Reason (as defined below).

Compensation and Benefits

You will receive a bi-weekly base salary of $10,769.23 (Ten Thousand Seven Hundred Sixty-Nine Dollars and Twenty-Three Cents), equal to $280,000.00 (Two Hundred Eighty Thousand Dollars and Zero Cents) on an annualized basis, less all applicable deductions and withholding. You will continue to participate in the Company’s Executive Cash Bonus Plan (the “Company Bonus Plan”) through the Closing Date. If the Closing Date occurs prior to the end of the second quarter of 2007, you will be paid your second quarter target bonus following the end of such second quarter. Effective August 1, 2007, you will be eligible to participate in the Cisco Professional & Leadership Incentive Plan and any other incentive plans for which you may become eligible. Any bonus payable to you for the 2007 fiscal year under the Cisco Professional & Leadership Plan will be prorated based on your period of service with the Cisco Employer during this fiscal year. In addition, you will participate in all of Cisco’s and the Cisco Employer’s employee benefits, benefit plans and programs for which you are eligible pursuant to their terms on the same basis as similarly situated Cisco employees. Please note that Company benefits will continue until you are eligible to enroll and participate in Cisco’s benefits.

Company Equity Rights

You currently hold outstanding options, stock appreciation rights and restricted stock units (including your Converted RSUs as defined below) to acquire Company common stock (your “Company Equity Rights”). Prior to the Closing Date, each of your Company restricted stock units subject to performance-based vesting shall be amended such that they will time-vest as to 1/4 of such units on each of the first (1st), second (2nd), third (3rd) and fourth (4th) annual anniversaries of the Closing Date subject in each case to your continued active employment with the Cisco Employer on the first (1st), second (2nd), third (3rd) and fourth (4th) annual anniversaries of the Closing Date, as applicable (the “Converted RSUs”). Pursuant to and as more fully set forth in the attached Equity Agreement, which you have entered into with the Company (the “Equity Agreement”), vesting restrictions will be imposed on certain of your vested options. Following the Acquisition, your Company Equity Rights will be exchanged for similar equity rights to acquire Cisco stock (“Assumed Equity Rights”), and you will vest in, and be able to exercise, as applicable, your Assumed Equity Rights as you provide services to the Cisco Employer upon the same terms and subject to the same conditions that were in effect immediately prior to the Acquisition (except as may be modified herein, in the Benefits Waiver or, with respect to options, in the Equity Agreement). You will receive an Assumption Agreement (to be entered into by you) informing you of the specific adjustments that have been made to your Company Equity Rights and the terms of such rights, including the vesting and exercise terms, following the Acquisition. Additionally, pursuant to the terms of the Merger Agreement and in consideration of the benefits set forth in this agreement, you have agreed to waive certain exercise and/or vesting acceleration you would otherwise be entitled to in connection with the Acquisition or any subsequent event. The specific terms of such waiver are set forth in the attached benefits waiver, which you have entered into with the Company (the “Benefits Waiver”).

Duration of Employment

Term of Employment. You agree to remain actively employed with the Cisco Employer for at least two (2) years after the Closing Date. Nevertheless, either you or the Cisco Employer may terminate your employment at any time for any reason, with or without “Cause” (as defined below), by giving written notice of such termination, subject to the terms specified below. Please be aware that in acquiring the Company, Cisco is relying on your commitment to remain actively employed for at least two (2) years and that your resignation for any reason other than Good Reason (as defined below) within two (2) years from the Closing Date would be a material breach of this agreement.

Upon the termination of your employment with the Cisco Employer at any time for any reason, you will be paid your salary through your date of termination and for the value of all unused paid time off earned through that date. You will also be allowed to continue your medical coverage at your own expense to the extent provided for by COBRA. The foregoing accrued payments and benefits will be collectively referred to herein as the “Accrued Compensation.” You will be allowed to exercise your vested options, if any, during the time period set forth in, and in accordance with, your governing stock option agreement(s).

It is not expected or required for you to travel by air in connection with the performance of your duties hereunder.

Termination for Cause or Termination without Good Reason. If your employment with the Cisco Employer is terminated by the Cisco Employer for “Cause” (as defined below) or you terminate your employment without “Good Reason” (as defined below) at any time, you will be entitled to the Accrued Compensation. All of your benefits and future stock and/or option vesting, if any, would terminate. Neither Cisco nor the Cisco Employer would have an obligation to pay you, and you would have no right to, any severance (including but not limited to the Severance as set forth below) except as may be provided at such time under any of Cisco’s or the Cisco Employer’s other employee benefit plans for which you were then eligible.

Termination without Cause or Termination for Good Reason. If the Cisco Employer terminates your employment without “Cause” (as defined below), you terminate your employment for “Good Reason” (as defined below) or your employment terminates by reason of your death or Permanent Disability, prior to the second (2nd) anniversary of the Closing Date, and you deliver to the Cisco Employer a signed settlement agreement and general release in a form acceptable to Cisco, which shall be substantially in the form attached hereto (the “Release”), and satisfy all conditions to make the Release effective, then in addition to the Accrued Compensation that you will be entitled to receive, the Cisco Employer will continue to pay you your base salary pursuant to this Agreement for a period of twelve (12) months; provided, however, that if such termination occurs more than thirteen (13) months following the Closing Date, then your severance payment will be reduced by one (1) month for each full month that you were employed by the Cisco Employer following the first (1st) anniversary of the Closing Date, down to a minimum payment of six (6) months (the “Severance”). The Severance will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or any other severance payment or benefit from any other Cisco Employer source.

In addition, upon your death or in the event of your terminal illness, you shall be entitled to receive such accelerated vesting of your options to purchase shares of Cisco common stock and/or shares of Cisco common stock and the Cisco Merger Consideration that you are entitled to receive in exchange for Company Shares consistent with the terms and conditions of Cisco’s Vesting Acceleration Policy for Death and Terminal Illness as in effect on the Closing Date.

A termination for “Cause” will mean a termination for any of the following reasons: (i) your continued material failure to perform your duties to the Cisco Employer (other than due to your death or Permanent Disability (as defined below)) after there has been delivered to you a written demand for performance which describes the specific material deficiencies in your performance and the specific manner in which your performance must be improved, all in accordance with the Cisco Employer performance management plan, and which provides forty (40) business days from the date of notice, or the amount of time specified in any applicable Cisco Employer performance management plan, whichever is greater, to remedy such performance deficiencies; (ii) your engaging in an act of willful misconduct that has had or will have a material adverse effect on the Cisco Employer’s reputation or business; (iii) your being convicted of, or a plea of no contest to, a felony; (iv) your committing an act of fraud against, or willful material misappropriation of property belonging to, Cisco or the Cisco Employer; or (v) your material breach of this agreement, the attached Non-Competition Agreement, Cisco’s standard form of conflict of interest agreement or Cisco’s standard form of proprietary information and inventions agreement (“PIIA”); provided, however, that if such breach is curable, you shall have the opportunity to cure such breach within thirty (30) days following written notice of such breach from the Cisco Employer. The Cisco Employer will provide you with written notice of the reason for termination in the case of any termination for “Cause.”

A termination for “Good Reason” will mean you resign your employment after (i) a reduction in your Grade (other than a change or reduction in grade that applies to your entire business unit) or your no longer reporting to a person with a grade level higher than yours; (ii) your relocation by Cisco or the Cisco Employer without your express written consent to a facility or location more than fifty (50) miles from your then current location in one or more steps; or (iii) your then current annual base salary is reduced by Cisco (other than an equivalent percentage reduction in annual base salaries that applies to your entire business unit); provided, however, that in each case above, you must first give the Cisco Employer an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Cisco Employer of a written explanation specifying the specific basis for your belief that you are entitled to terminate your employment for Good Reason.

For purposes of this agreement, “Permanent Disability” means your inability to engage in any substantial gainful activity by reason of any medically diagnosed physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more. A determination of such Permanent Disability will be made by a physician reasonably acceptable to Cisco.

If the Cisco Employer or you terminate your employment at any time after the date two (2) years following the Closing Date, you will be paid the Accrued Compensation as set forth above. All of your benefits and future stock and/or option vesting, if any, would terminate. Neither Cisco nor the Cisco Employer would have an obligation to pay you, and you would have no right to, any severance (including but not limited to the Severance set forth above) except as may be provided at such time under any of Cisco’s or the Cisco Employer’s other employee benefit plans for which you were then eligible.

Six Month Hold-Back

To the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Cisco Employer constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Cisco Employer; (ii) the date you become “disabled” (as defined in Section 409A of the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

Full-Time Employment/ Conflicts of Interest

You agree that during your employment with the Cisco Employer you will not engage in any other employment or business related activity unless you obtain prior written approval from the SVP of your business unit. You further agree that you have disclosed to Cisco all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest.

Documentation

This offer is contingent upon the successful completion of the Acquisition and your execution of the following documents: (i) the PIIA; (ii) Cisco’s standard arbitration agreement (the “Arbitration Agreement”); (iii) Cisco’s standard conflict of interest agreement (the “Conflict of Interest Agreement”); (iv) the Non-Competition Agreement; (v) the Equity Agreement and (vi) the Benefits Waiver. This offer is also contingent upon your consent to a background check that will be carried out by a third party company, HireRight, who conducts such background checks on Cisco’s behalf. The process will include a check on criminal and driving records. Your acceptance of this offer and employment hereunder will only be confirmed on presentation of results from the check that are satisfactory to Cisco, which presentation shall occur no later than five (5) days prior to Closing. Upon written acceptance of this offer of employment and following the public announcement of the Acquisition, you will receive an email from HireRight to initiate the process. The Immigration Reform and Control Act of 1986 requires that Cisco review proof of all new employees’ identity and authorization to work in the U.S. In addition, Cisco is required by law to verify employees’ eligibility to access certain technology that Cisco designs, produces, and uses and which is subject to export controls. Accordingly, this offer is necessarily contingent upon Cisco’s receipt of satisfactory evidence that it can comply with these legal requirements with respect to you. Satisfactory completion of the Cisco Technology Transfer Assessment Form and presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. will need to be accomplished prior to the Closing Date. A Form I-9 will be issued to you for completion prior to the Closing Date. This form is required by the United States Department of Justice and provides employment eligibility verification.

Miscellaneous

At all times during your employment, you agree to abide by the Cisco Employer’s employment policies and procedures, as such policies and procedures may be in effect from time to time. However, if any policy or procedure conflicts with any express term of this agreement, this agreement will control.

You agree that there were no promises or commitments made to you regarding your employment with Cisco or the Cisco Employer except as set forth in this agreement. Except as provided for herein, this agreement supersedes and replaces (i) any prior verbal or written agreements between you and Cisco and (ii) any prior verbal or written agreements between you and Company relating to the subject matter hereof, including, but not limited to, any and all prior employment agreements. You agree, by accepting this offer of employment that you are not experiencing a constructive termination under any plan, program or policy of the Company, including, without limitation, the Company’s change in control policy in which you may be a participant.

Upon the Closing Date, this agreement; the PIIA; the Arbitration Agreement; the Conflict of Interest Agreement; the Non-Competition Agreement; the Benefits Waiver; the Equity Agreement and the Assumption Agreement will be the entire agreement relating to your employment with the Cisco Employer. In addition, any confidential/proprietary/trade secrets information and inventions agreement(s) between you and Company, or any predecessor thereto, will remain in effect as it pertains to subject matters existing prior to the Closing Date.

This agreement may be amended or altered only in a dated document signed by you and Cisco’s Vice President of Human Resources or his/her designee. No waiver of any term or provision of this agreement will be valid unless such waiver is in a writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this agreement will not apply to any subsequent breach of this agreement.

This agreement will be construed and interpreted in accordance with the laws of the State of California. Each of the provisions of this agreement is severable from the others, and if any provision hereof will be to any extent unenforceable, it and the other provisions will continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this agreement.

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If you have any questions about this offer, please contact me. If you find this agreement acceptable, please sign and date this agreement below and return it to me. This offer, if not accepted, will expire immediately after the closing of the Acquisition.

Sincerely,

CISCO SYSTEMS, INC. a California corporation

By:	/S/ MICHAEL LABIANCA
Name: Michael LaBianca
Title: Vice President, Human Resources

I agree to the terms and conditions in this offer.

Date: March 15, 2007	/S/ SUBRAH S. IYAR
Subrah Iyar

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

CISCO NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”), dated March 15, 2007, is made by and between Subrah Iyar (the “Stockholder”) and Cisco Systems, Inc., a California corporation (“Acquiror”). For purposes of this Agreement, “Acquiror” shall be deemed to include Acquiror and its wholly and majority-owned direct and indirect subsidiaries that operate the Business (as defined below) of the Company.

BACKGROUND

Acquiror, Wonder Acquisition Corp., a wholly-owned acquisition subsidiary of Acquiror, and WebEx Communications, Inc., a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated on or about March 15, 2007 (the “Merger Agreement”), pursuant to which Acquiror will acquire the Company (the “Merger”). Stockholder understands and agrees that he is a substantial stockholder of the Company and a key and significant member of either the management and/or the technical workforce of the Company and that he will receive substantial consideration as a result of Acquiror’s purchase of Stockholder’s stock interest in the Company. Stockholder is willing to enter into this Agreement as a condition of the closing of the Merger and to protect Acquiror’s legitimate interests as a buyer of the stock and goodwill of the Company. Stockholder understands and acknowledges that the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into the Merger Agreement, and a material condition to Acquiror consummating the transactions contemplated by the Merger Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

Acquiror and Stockholder both agree that, prior to the Merger, the Company’s business included the design, development, manufacture, production, marketing and sales of products and services related to the Business (as defined below) throughout each of the fifty states of the United States, Canada and other parts of the world (the “Restrictive Territory”). Acquiror represents and Stockholder understands that, following the Merger, Acquiror will continue conducting the Company’s business in the Restrictive Territory.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Stockholder, intending to be legally bound, agrees as follows:

1. Agreement Not to Compete. During the Restrictive Period (as defined below), Stockholder agrees that he will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

(a) (I) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to (1) enterprise or commercial (business-to-business) or enterprise-to-consumer communications and collaborations applications that include web conferencing, screen sharing, remote desktop access, remote helpdesk, hosted voice and video business communications services or (2) hosted premise-based collaboration, or (II) render any services to any entity engaged in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, for (1) enterprise or commercial (business-to-business) or enterprise-to-

consumer communications and collaborations applications that include web conferencing, screen sharing, remote desktop access, remote helpdesk, hosted voice and video business communications services or (2) hosted premise-based collaboration (with respect to both subsections I and II, including without limitation Avaya, Adobe, Microsoft, IBM, Citrix, Zimbra, Bluetie, Oracle, SAP, Salesforce.com, Google, Yahoo, Shoretel) (hereafter referred to as the “Business”) in the Restrictive Territory; or

(b) permit Stockholder’s name to be used in connection with a business, which is competitive or substantially similar to the Business.

Notwithstanding the foregoing, Stockholder may (i) own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business or (ii) work for a division, entity or subgroup of any of such companies that engages in the Business so long as such division, entity or subgroup does not engage in the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on any of the three tiers of the NASDAQ Stock Market.

For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date (as defined in the Merger Agreement) of the Merger and shall continue until the second (2nd) anniversary of the Closing Date. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect.

2. Acknowledgment. Stockholder hereby acknowledges and agrees that:

(a) this Agreement is necessary for the protection of the legitimate business interests of Acquiror in acquiring the Company;

(b) the execution and delivery and continuation in force of this Agreement is a material inducement to Acquiror to execute the Merger Agreement and is a mandatory condition precedent to the closing of the Merger, without which Acquiror would not close the transactions contemplated by the Merger Agreement;

(c) the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;

(d) Stockholder has no intention of competing with the Business acquired by Acquiror within the area and the time limits set forth in this Agreement; and

(e) breach of this Agreement will be such that Acquiror will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Acquiror.

3. Remedy. Stockholder acknowledges and agrees that (a) the rights of Acquiror under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Acquiror if Stockholder fails to or refuses to perform his obligations under this Agreement and (b) Acquiror may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Acquiror’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquiror may elect. Stockholder represents and warrants that his expertise and capabilities are such that his obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood.

4. Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Acquiror and Stockholder intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

5. Amendment. This Agreement may not be amended except by an instrument in writing signed by Acquiror’s Senior Vice President of Human Resources, or his or her designee, and Stockholder.

6. Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.

7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8. Governing Law. This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of California without regard to conflicts of law principles of any jurisdiction.

9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (but does not in any way merge or supersede the Merger Agreement or any other agreement executed in connection with the Merger Agreement, including the Stockholder’s employment agreement with Acquiror, if any).

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IN WITNESS WHEREOF, Acquiror and Stockholder have executed this Agreement on the day and year first above written.

STOCKHOLDER

/S/ SUBRAH S. IYAR
Signature

SUBRAH S. IYAR
Name (Please Print)

CISCO SYSTEMS, INC. a California corporation

By:	/S/ MICHAEL LABIANCA
Name: Michael LaBianca
Title: Vice President, Human Resources

[SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

Exhibit B

GENERAL RELEASE AGREEMENT

In consideration of the Severance offered to me by Cisco (“Cisco”) pursuant to my Employment Agreement with Cisco dated March 15, 2007, and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Cisco, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Cisco and/or any predecessor to Cisco and the termination of such employment; provided, however, that as to the officers, directors, shareholders, agents, and employees described in the first sentence of this Paragraph 1, this release of claims shall apply only to claims relating to my employment with Cisco and/or any predecessor to Cisco and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

2. In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802, other applicable state-law right to indemnity, the by-laws of, or any other agreement with, WebEx Communications, Inc. or the Company; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 9 below, and the Arbitration Agreement to which that Section refers.

3. I understand and agree that Cisco will not provide me with the Severance unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the

Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4. As part of my existing and continuing obligations to Cisco, I have returned to Cisco all Cisco documents (and all copies thereof) and other Cisco property that I have had in my possession at any time, including but not limited to Cisco files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Cisco (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Cisco, or with a predecessor or successor of Cisco (“PIIAs”), pursuant to the terms of such agreement(s).

5. I represent and warrant that I am the sole owner of all claims relating to my employment with Cisco and/or with any predecessor of Cisco, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6. I agree to keep the Severance and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

7. I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

8. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

9. Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with Cisco’s Arbitration Agreement, which I acknowledge having previously received. If for any reason this Arbitration Agreement is not enforceable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto. The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

10. I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Cisco’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Cisco (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Cisco I understand that I may revoke my acceptance of the Release. I understand that the Severance will become available to me on or about the fourteenth (14th) calendar day after the Effective Date.

11. In executing the Release, I acknowledge that I have not relied upon any statement made by Cisco, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Cisco agreements that are consistent with enforceable provisions of this Agreement such as the Employment Agreement, PIIAs, Cisco’s Arbitration Agreement and any stock, stock option and/or stock purchase agreements between Cisco and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Cisco.

12. Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee                     ,         .

Executed this     day of                     ,         .

Employee Signature

Employee Name (Please Print)

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]

Exhibit C

BENEFITS WAIVER

March 15, 2007

Subrah Iyar

Dear Subrah:

As you know, Cisco Systems, Inc., a California corporation (“Cisco”), is acquiring (the “Acquisition”) your employer, WebEx Communications, Inc., a Delaware corporation (“Company”), pursuant to the Agreement and Plan of Merger dated on or about March 15, 2007 (the “Merger Agreement”) by and among Cisco, Wonder Acquisition Corp., a wholly-owned acquisition subsidiary of Cisco, and the Company. Upon the closing of the Acquisition (the “Closing Date”), Cisco has agreed to assume your Company stock options, stock appreciation rights and restricted stock units that are outstanding at the closing of the Acquisition, after which such Company stock options, stock appreciation rights and restricted stock units will become converted into Cisco awards, in each case (except as may be modified by the Equity Agreement (as defined in the employment agreement by and between you and Cisco dated March 15, 2007 (the “Cisco Employment Agreement”)) upon the same terms and subject to the same conditions that were in effect immediately prior to the closing of the Acquisition (collectively, the “Company Awards” and, following the Acquisition, the “Cisco-Assumed Awards”). By your acceptance of this letter agreement (the “Letter Agreement”) you agree that, in consideration for the benefits you will receive as a result of the Acquisition, all exercisability and vesting acceleration provisions currently in effect for all Company Awards you hold are hereby amended so that no accelerated exercisability or vesting of those Company Awards, or the Cisco-Assumed Awards, will occur in connection with the Acquisition pursuant to any Company plan, stock purchase agreement, option agreement, employment agreement or any other agreement between you and the Company except as may be provided pursuant to the Equity Agreement and Schedule A hereto. In addition, you also agree to waive, pursuant to this Letter Agreement, all rights to severance benefits you might otherwise have in the event your employment or service should terminate with the Company or with Cisco* following the consummation of the Acquisition, except as may be specifically referred to herein, the Cisco Employment Agreement or the Equity Agreement and except to the extent required by applicable law.

Under the current terms of the Company Awards you hold you may have the right to receive certain accelerated vesting and exercisability benefits in the event of the Company’s change of control or upon your termination of employment (the “Old Acceleration Benefits”).

By signing below you waive any and all right or entitlement to the Old Acceleration Benefits in connection with the Acquisition or any other event, including, but not limited to, a termination of your employment with the Company or Cisco.

* For purposes of this Letter Agreement, any reference to “Cisco” will be understood to include any direct or indirect subsidiary of Cisco if, following the Acquisition, you become an employee of (or provide service to) such a subsidiary.

Following the Acquisition, in lieu of the Old Acceleration Benefits currently applicable to your Company Awards, the following provisions will apply to them as Cisco-Assumed Awards:

1. You will vest in, and be able to exercise, the Cisco-Assumed Awards that were Company Awards pursuant to the same exercise schedule (where applicable) and vesting schedule that you had for such Company Awards, except as modified by the Equity Agreement.

2. Except as set forth on Schedule A hereto and in the Equity Agreement, your Cisco-Assumed Awards that were Company Awards will not vest or become exercisable on an accelerated basis as set forth in the Old Acceleration Benefits described above.

3. The vesting acceleration provisions described on Schedule A will apply only to your Cisco-Assumed Awards that were Company Awards.

In addition, you may be entitled to certain severance benefits pursuant to an agreement or understanding between you and the Company or pursuant to Company policy (the “Old Severance Benefits”).

By signing below you waive any and all right or entitlement to the Old Severance Benefits in connection with the Acquisition or any other event, including, but not limited to, a termination of your employment with the Company or Cisco.

You acknowledge and agree that by signing this Letter Agreement you hereby waive all rights to the Old Severance Benefits and the Old Acceleration Benefits, except as provided herein.

To indicate your understanding and agreement with this Benefit Waiver, please sign the Agreement and Acknowledgement section below and return the entire executed Letter Agreement to the Company.

We recommend that you attach a copy of this Letter Agreement to the stock option agreement(s) and stock purchase agreement(s) for each of your Company Awards to show the amendments to, and your waiver of your right to receive the Old Acceleration Benefits.

In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect.

Very truly yours,

WEBEX COMMUNICATIONS, INC. a Delaware corporation

By:	/S/ DAVID FARRINGTON
Name: David Farrington
Title: Vice President, General Counsel

[SIGNATURE PAGE TO BENEFITS WAIVER FOLLOWS]

AGREEMENT AND ACKNOWLEDGEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees:

(i) to irrevocably waive any and all right or entitlement to receive the Old Acceleration Benefits, notwithstanding any provision to the contrary contained in any agreement, document or other instrument, except as set forth on Schedule A or as may be provided for in the Equity Agreement;

(ii) to irrevocably waive any and all right or entitlement to receive the Old Severance Benefits, notwithstanding any provision to the contrary contained in any agreement, document or other instrument;

(iii) except as may be modified in the Equity Agreement and subject to (i) and (ii) above, to the continuation of the exercisability and vesting of the Cisco-Assumed Awards as set forth in this Letter Agreement;

(iv) that the waiver set forth herein shall not apply to any of the benefits to which you may be entitled under the Cisco Employment Agreement and the Equity Agreement;

(v) that the provisions of this Letter Agreement are applicable only in connection with the Acquisition and will become null and void should the Acquisition not be consummated;

(vi) that the waivers pursuant to this Letter Agreement are irrevocable to the fullest extent provided under the laws of the State of California;

(vii) that the Company may deliver an executed copy of this Letter Agreement to Cisco, and each of the Company and Cisco may rely upon such delivery as conclusively evidencing the waivers referred to in this Letter Agreement for purposes of all agreements and instruments to which such waivers are applicable or relevant; and

(viii) that this Letter Agreement may not be amended or otherwise modified without the prior written consent of Cisco.

In addition, the undersigned hereby acknowledges that (a) the undersigned has carefully read this Letter Agreement, (b) the undersigned will no longer be entitled to any accelerated vesting or exercisability of Company Awards in connection with the Acquisition or upon the undersigned’s termination of employment or service with the Company or with Cisco following the consummation of the Acquisition except as provided for herein or in the Equity Agreement, (c) the undersigned will no longer be entitled to any of the Old Severance Benefits should the undersigned’s employment or service with the Company or with Cisco following the consummation of the Acquisition terminate for any reason, (d) the execution and delivery of this Letter Agreement by the undersigned is a material inducement to the willingness of Cisco to consummate the Acquisition, (e) following the consummation of the Acquisition, this Letter Agreement will be enforceable by Cisco and Cisco will be entitled to seek damages for any breach of this Letter Agreement, and (f) the conditions to the obligations of Cisco to consummate the Acquisition are solely for the benefit of Cisco and may be waived by Cisco in its sole discretion without notice, liability or obligation to the undersigned or any other person.

March 15, 2007	/S/ SUBRAH S. IYAR
Date	Employee Signature

SUBRAH S. IYAR
Employee Name (Please Print)

[SIGNATURE PAGE TO BENEFITS WAIVER]

SCHEDULE A

NEW ACCELERATION BENEFITS

Subject to the Cisco Employment Agreement remaining in force, immediately prior to the Closing Date, and prior to taking into account your vesting obligations under the Equity Agreement (attached as Exhibit D to your Cisco Employment Agreement) you will immediately vest as to that number of shares to which you were entitled to acceleration of exercisability and/or vesting upon a change in control (without regard to whether you terminate employment with the Company at the Closing Date) pursuant to the Old Acceleration Benefits, Twenty-Five Percent (25%) or Thirty-Three Percent (33%), as the case may be, that were subject to each Cisco-Assumed Award (the “Closing Date Acceleration Benefits”).

If you remain actively employed with the Cisco Employer until the six (6) month anniversary of the Closing Date or if prior to the six (6) month anniversary of the Closing Date (i) your employment is terminated by Cisco without Cause (as defined in your Cisco Employment Agreement), (ii) you terminate your employment with Cisco for Good Reason (as defined in your Cisco Employment Agreement), or (iii) your employment terminates by reason of your death or Permanent Disability, and provided you deliver to Cisco a signed settlement agreement and general release in a form acceptable to Cisco, which shall be substantially in the form attached to the Cisco Employment Agreement (the “Release”), and satisfy all conditions to make the Release effective, you will immediately vest in the then unvested shares attributable to stock appreciation rights and restricted stock units subject to each Cisco-Assumed Award that were entitled to the Old Acceleration Benefits (the “6-Month Benefits”).

If, within twelve (12) months of the Closing Date, (i) your employment is terminated by Cisco without Cause (as defined in your Cisco Employment Agreement), (ii) you terminate your employment with Cisco for Good Reason (as defined in your Cisco Employment Agreement), or (iii) your employment terminates by reason of your death or Permanent Disability, and provided you deliver to Cisco a signed Release, and satisfy all conditions to make the Release effective, you will immediately vest in the then unvested shares subject to each Cisco-Assumed Award that were entitled to the Old Acceleration Benefits (the “New Acceleration Benefits”).

The Closing Date Acceleration Benefits, 6-Month Benefits and the New Acceleration Benefits shall apply only to the Cisco-Assumed Awards that were Company Awards and such acceleration shall not apply to any other equity awards you may be granted by Cisco on or after the consummation of the Acquisition.

Exhibit D

EQUITY AGREEMENT

March 15, 2007

Subrah Iyar

Dear Subrah:

As you know, Cisco Systems, Inc., a California corporation (“Cisco”), is acquiring (the “Acquisition”) your employer, WebEx Communications, Inc., a Delaware (“Company”), pursuant to the Agreement and Plan of Merger dated on or about March 15, 2007 (the “Merger Agreement”) by and among Cisco, Wonder Acquisition Corp., a wholly-owned acquisition subsidiary of Cisco, and the Company. Upon the closing of the Acquisition (the “Closing Date”), each stock option to acquire Company common stock (the “Company Option Awards”) that is outstanding shall be automatically converted into a Cisco award, in accordance with the terms of the Merger Agreement, (the “Cisco-Assumed Option Awards”) with such Cisco-Assumed Option Awards being subject to the same terms and restrictions, including vesting restrictions that were in effect immediately prior to the closing of the Acquisition. By your acceptance of this equity agreement (the “Equity Agreement”) you agree that, in consideration for the benefits you will receive as a result of the Acquisition, certain vesting restrictions will be placed on a portion of your currently vested Company Option Awards, such that you will not receive fully vested and unrestricted Cisco-Assumed Option Awards, but will instead receive Cisco-Assumed Option Awards in exchange for your Company Option Awards with such vesting restrictions to be applicable to the Cisco-Assumed Option Awards. These restrictions are set forth in this Equity Agreement.

You currently hold outstanding stock options to acquire shares of Company common stock. As of the Closing Date some of such stock options would be vested (your “Vested Company Option Awards”) and some of such stock options would be unvested (your “Unvested Company Option Awards”). By signing below, you hereby agree that effective as of immediately prior to the Closing Date, vesting restrictions will be imposed on a number of Vested Company Option Awards (in effect converting them to Unvested Company Option Awards) and already existing Unvested Company Option Awards such that the Aggregate Spread (as defined herein) of all newly-converted and pre-existing Unvested Company Option Awards will equal $16,000,000.00 (Sixteen Million Dollars and Zero Cents). So long as the Aggregate Spread as of immediately prior to the Closing Date equals $16,000,000.00 (Sixteen Million Dollars and Zero Cents), the determination of which Vested Company Option Awards shall become Unvested Company Option Awards shall be at your election made at least five (5) business days prior to the Closing Date. The “Aggregate Spread” shall be calculated by adding together the Spread (as defined herein) for each Unvested Company Option Award subject to vesting restrictions. The “Spread” means, with respect to each Unvested Company Option Award, an amount equal to the product of (A) the number of shares of Company common stock subject to the applicable Unvested Company Option Award, multiplied by (B) the difference obtained by subtracting (a) the price per share of such Vested Company Option Award from (b) the price per share of Company common stock paid pursuant to the Offer (as defined in the Merger Agreement). Notwithstanding anything to the contrary herein, all of your Company stock options which are outstanding immediately prior to the Closing Date, with the sole exception of those Unvested Company Option Awards having an Aggregate Spread at such time equal to $16,000,000.00 (Sixteen Million Dollars and Zero Cents), are and will remain fully vested.

Upon the consummation of the Acquisition, the Cisco-Assumed Option Awards that you will be entitled to receive in exchange for such Unvested Company Option Awards (the “Unvested Cisco-Assumed Option Awards”) will vest as set forth herein.

You hereby waive any right or entitlement you may otherwise have to receive fully vested and unrestricted Cisco-Assumed Option Awards in exchange for your Unvested Company Option Awards in the Acquisition.

Except as otherwise expressly provided for herein, upon your termination of service with Cisco*, any Unvested Cisco-Assumed Option Award which has not yet vested at that time pursuant to the schedule set forth below will be forfeited by you and you shall cease to have any right, title or interest in and to the forfeited Unvested Cisco-Assumed Option Awards, including the right to exercise, as applicable, such Unvested Cisco-Assumed Option Awards for shares of Cisco common stock.

Subject to your continued provision of services to Cisco, 25% (Twenty-Five Percent) of the Unvested Cisco-Assumed Option Awards will vest and become exercisable upon completion of six (6) months of active employment with the Cisco Employer. Thereafter, as long as you continue in active status as an employee, the Unvested Cisco-Assumed Option Awards will vest and become exercisable as to 1/24 (One Twenty-Fourth) of the total number of Unvested Cisco-Assumed Option Awards per month over the next eighteen (18) months.

Notwithstanding the foregoing, upon a termination of your employment with Cisco due to (i) your resignation for Good Reason (as defined below), (ii) your death or Permanent Disability (as defined below), or (iii) your Termination Without Cause (as defined below), the remaining Unvested Cisco-Assumed Option Awards will vest and become immediately exercisable.

For purposes of this Equity Agreement, a termination for “Cause” will mean a termination for any of the following reasons: (i) your engaging in an act of willful misconduct that has had or will have a material adverse effect on the Cisco Employer’s reputation or business; (ii) your being convicted of, or a plea of no contest to, a felony; (iii) your committing an act of fraud against, or willful material misappropriation of property belonging to, Cisco or the Cisco Employer; or (iv) your material breach of the employment agreement by and between you and Cisco, dated March 15, 2007 (the “Cisco Employment Agreement”), the Non-Competition Agreement attached thereto, Cisco’s standard form of conflict of interest agreement or Cisco’s standard form of proprietary information and inventions agreement (“PIIA”); provided, however, that if such breach is curable, you shall have the opportunity to cure such breach within thirty (30) days following written notice of such breach from the Cisco Employer. The Cisco Employer will provide you with written notice of the reason for termination in the case of any termination for “Cause.”

For purposes of this Equity Agreement, a termination for “Good Reason” will mean you resign your employment after (i) a reduction in your Grade (other than a change or reduction in grade that applies to your entire business unit) or your no longer reporting to a person with a grade level higher than yours; (ii) the Cisco Employer fails to use reasonable efforts to ensure that you retain management responsibilities in connection with the operations of the WebEx business or a management position in an entrepreneurial role of comparable complexity irrespective of organizational size; (iii) your relocation by Cisco or the Cisco Employer without your express written consent to a facility or location more than fifty (50) miles from your then current location in one or more steps; or (iv) your then current annual base salary is reduced by Cisco (other than an equivalent percentage reduction in annual base salaries that applies to your entire business unit); provided, however, that in each case above, you must first give the Cisco Employer an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Cisco Employer of a written explanation specifying the specific basis for your belief that you are entitled to terminate your employment for Good Reason.

For purposes of this Equity Agreement, a “Permanent Disability” means your inability to engage in any substantial gainful activity by reason of any medically diagnosed physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more. A determination of such Permanent Disability will be made by a physician reasonably acceptable to Cisco.

*	Throughout this Equity Agreement, any reference to “Cisco” will be understood to include any direct or indirect subsidiary of Cisco if, following the Acquisition, you become an employee of (or provide services to) such a subsidiary.

The provisions of this Equity Agreement are applicable only in connection with the Acquisition and will become null and void should the Acquisition not be consummated. Additionally, the provisions of this Equity Agreement are applicable only to the Unvested Cisco-Assumed Option Awards and will not apply to any other unvested shares or to any options to purchase other shares of Cisco that you may then hold or be granted by Cisco in the future.

To indicate your agreement with all of the foregoing, including your agreement (i) to subject a portion of your Vested Company Option Awards and your Unvested Company Awards to vesting restrictions as set forth herein and (ii) to the waiver of any right or entitlement to receive fully vested and unrestricted Cisco-Assumed Option Awards in exchange for your Unvested Company Option Awards in the Acquisition, please sign the Agreement and Acknowledgement section below and return this entire Equity Agreement to me.

The conditions to the obligations of Cisco to consummate the Acquisition are solely for the benefit of Cisco and may be waived by Cisco in its sole discretion without notice, liability or obligation to you or any other person. By signing below, you also authorize the Company to deliver an executed copy of this Equity Agreement to Cisco and agree that each of the Company and Cisco may rely upon such delivery as conclusively evidencing the terms and conditions referred to in this Equity Agreement for purposes of modifying (to the extent necessary) all agreements and instruments to which such terms and conditions are applicable or relevant.

This Equity Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

Very truly yours,

/s/ David Farrington

WEBEX COMMUNICATIONS, INC.

a Delaware corporation

[SIGNATURE PAGE TO EQUITY AGREEMENT FOLLOWS]

AGREEMENT AND ACKNOWLEDGEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees (i) to subject certain of his Vested Company Option Awards and his Unvested Company Option Awards to the vesting restrictions set forth in this Equity Agreement, notwithstanding any provision to the contrary contained in any other agreement, document or other instrument; (ii) to subject the Cisco-Assumed Option Awards to which the undersigned will be entitled to in exchange for such Company Option Awards to the same vesting restrictions set forth in this Equity Agreement, notwithstanding any provision to the contrary contained in any other agreement, document or other instrument; (iii) to irrevocably waive any and all right or entitlement to receive fully vested and unrestricted Cisco-Assumed Option Awards in exchange for the undersigned’s Unvested Company Option Awards upon the closing of the Acquisition pursuant to the terms set forth in this Equity Agreement, notwithstanding any provision to the contrary contained in any other agreement, document or other instrument; (iv) to the schedule of vesting set forth in this Equity Agreement; (v) that the provisions of this Equity Agreement are applicable only in connection with the Acquisition and will become null and void should the Acquisition not be consummated; (vi) that the terms of this Equity Agreement are irrevocable to the fullest extent provided under the laws of the State of California; (vii) that the Company may deliver an executed copy of this Equity Agreement to Cisco and each of the Company and Cisco may rely upon such delivery as conclusively evidencing the terms and conditions referred to in this Equity Agreement for purposes of modifying (to the extent necessary) all agreements and instruments to which such terms and conditions are applicable or relevant; and (viii) that this Equity Agreement may not be amended or otherwise modified without the prior written consent of Cisco and the undersigned.

In addition, the undersigned hereby acknowledges that (i) the undersigned has carefully read this Equity Agreement, (ii) following the execution of this Equity Agreement, the only vesting provisions applicable to the Unvested Cisco-Assumed Option Awards are those described herein, (iii) the execution and delivery of this Equity Agreement by the undersigned is a material inducement to the willingness of Cisco to consummate the Acquisition, (iv) following the consummation of the Acquisition, this Equity Agreement will be enforceable by Cisco and Cisco will be entitled to seek damages for any breach of this Equity Agreement, and (v) the conditions to the obligations of Cisco to consummate the Acquisition are solely for the benefit of Cisco and may be waived by Cisco in its sole discretion without notice, liability or obligation to the undersigned or any other person.

March 15, 2007	/S/ SUBRAH S. IYAR
Date	Employee Signature

SUBRAH S. IYAR
Employee Name (Please Print)

[SIGNATURE PAGE TO EQUITY AGREEMENT]